UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  April 29, 2011

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number

1-8841	NEXTERA ENERGY, INC.	59-2449419
2-27612	FLORIDA POWER & LIGHT COMPANY	59-0247775
700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 – FINANCIAL INFORMATION

Item 2.02  Results of Operations and Financial Condition

On April 29, 2011, NextEra Energy, Inc. issued a press release announcing first quarter 2011 earnings for NextEra Energy, Inc. and Florida Power & Light Company.  A copy of the press release is attached as Exhibit 99, which is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On April 27, 2011, NextEra Energy Capital Holdings, Inc. (Capital Holdings) and an indirect wholly-owned subsidiary of NextEra Energy Resources, LLC (NextEra Energy Resources) (collectively, the Borrowers) entered into a €170 million principal amount (approximately US $250 million) variable rate revolving loan agreement (the Revolving Loan Agreement) to finance a portion of the costs associated with constructing two 49.9 megawatt (mw) thermal solar plants and related facilities in Spain (the Spain Solar Project).  Capital Holdings is a direct wholly-owned subsidiary of NextEra Energy, Inc. (NextEra Energy), and the direct parent company of NextEra Energy Resources.  Borrowings under the Revolving Loan Agreement have a maturity date of April 2014 and interest is based on a Euro Interbank Offered Rate (EURIBOR) plus a specified margin, payable monthly or quarterly depending on the interest period.

In addition, on April 28, 2011, two indirect wholly-owned subsidiaries of NextEra Energy Resources (collectively, the Project Borrowers) entered into two senior secured limited-recourse variable rate loan agreements (collectively, Project Loan Agreements), one loan agreement to finance a further portion of the costs associated with constructing the Spain Solar Project (construction loan), and the second loan agreement to finance ongoing value added tax payments associated with the construction of the Spain Solar Project (VAT loan).

The construction loan agreement provides for approximately €589 million principal amount (approximately US $875 million) in borrowings with a maturity date of December 2030 and interest payable based on EURIBOR plus a specified margin.  Interest and principal on the construction loan is payable semi-annually beginning in June 2014.  Concurrent with executing the construction loan agreement, several interest rate swaps were entered into to hedge against interest rate movements with respect to a portion of the projected interest payments on the construction loan, with an interest rate cap to hedge the remaining portion of the projected interest payments.  Approximately €105 million (approximately US $155 million) of the funding commitment available under the construction loan agreement was borrowed on April 28, 2011, with the remainder anticipated to be borrowed on a monthly basis through the completion of construction of the Spain Solar Project.  The VAT loan agreement provides for €40 million (approximately US $60 million) in borrowings with a maturity date of no later than April 2015 and interest payable semi-annually based on EURIBOR plus a specified margin.  Approximately €8 million (approximately US $12 million) of the funding commitment available under the VAT loan agreement was borrowed on April 28, 2011.  The Project Loan Agreements are secured by security agreements and pledges covering certain of the Project Borrowers’ assets and a pledge of the ownership interest in the Project Borrowers.

As a precondition to borrowing under the terms of the Revolving Loan Agreement and the Project Loan Agreements, among other things, NextEra Energy’s ratio of funded debt to total capitalization must not exceed a stated ratio.  The Revolving Loan Agreement and the Project Loan Agreements contain default and related acceleration provisions for the failure to make required payments, failure to comply with certain covenants (including, for the Revolving Loan Agreement, a requirement that NextEra Energy's ratio of funded debt to total capitalization must not exceed the specified ratio and, for the Project Loan Agreements, a requirement that the Project Borrowers must complete construction of the Spain Solar Project by a certain date), certain bankruptcy-related events, and other actions by the Borrowers, the Project Borrowers or other parties as specified in the loan agreements.

The debt payment obligations under the Revolving Loan Agreement and, until certain obligations or conditions related to the Spain Solar Project are met, under the Project Loan Agreements and any related interest rate hedges are guaranteed by NextEra Energy and Capital Holdings.  The Capital Holdings guarantee contains default and acceleration provisions relating to, among other things, NextEra Energy's ratio of funded debt to total capitalization exceeding a specified ratio.  The US dollar amounts for the respective loans presented above are based on the conversion rate as of the date of closing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01  Financial Statements and Exhibits

(d)  Exhibits.

The following exhibit is being furnished pursuant to Item 2.02 herein.

Exhibit Number	Description	NextEra Energy	FPL
99	NextEra Energy, Inc. Press Release dated April 29, 2011	x	x

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned thereunto duly authorized.

NEXTERA ENERGY, INC.
 (Registrant)

Date:  April 29, 2011

CHRIS N. FROGGATT
Chris N. Froggatt Vice President, Controller and Chief Accounting Officer of NextEra Energy, Inc.

FLORIDA POWER & LIGHT COMPANY
(Registrant)

KIMBERLY OUSDAHL
Kimberly Ousdahl Vice President, Controller and Chief Accounting Officer of Florida Power & Light Company